                                                             [COMMITMENT LETTER]

                     CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.
                              425 Lexington Avenue
                                    3rd Floor
                            New York, New York 10017

                                                                October 15, 1996

Advanced Radio Telecom Corp.
(currently Advanced Radio Technologies Corporation)
500 108th Avenue, N.E.,
Suite 2600
Bellevue, Washington  98004

Attention:  Thomas A. Grina,
            Executive Vice President and
            Chief Financial Officer

Gentlemen:

          You have requested that CIBC WG ARGOSY MERCHANT FUND 2, L.L.C. ("CIBC") and each party to which CIBC syndicates a portion of the Bridge Loan pursuant to Section 7 hereof and which has delivered a commitment letter to CIBC and the Company (the "Syndication Parties") commit to provide to Advanced Radio Telecom Corp. (currently Advanced Radio Technologies Corporation) (the "Company") funds in the amount of $50 million in the form of a senior secured bridge loan to be made available as described in Section 1 hereof (the "Bridge Loan"). The Bridge Loan shall be evidenced by senior secured notes (the "Notes") issued to CIBC and the Syndication Parties. The commitment for the Bridge Loan has been requested to provide prospective underwriters with assurances as to the general availability of funds to the Company for its ongoing operations in advance of pursuing an initial public offering of the Company's common equity ("IPO"). The Bridge Loan and the IPO are referred to herein as the Transaction.

          Accordingly, subject to the terms and conditions set forth or incorporated in this letter, CIBC and the Syndication Parties (collectively, the "Lender") agree with you as follows:

          Section 1. Senior Secured Bridge Loan. The Lender hereby commits, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), to provide to the Company a senior secured bridge loan (concurrently with the completion of the IPO with gross proceeds to the Company of at least $30 million and a per share price of at least $8.25 (the "IPO Price") (collectively, the "Minimum IPO")) (the "Closing Date," which may be extended by the Extended Commitment Option (as defined in Section 6 hereof)) in the aggregate principal amount of up to $50 million. The proportion of each of CIBC's and each Syndication Party's commitment to provide the Bridge Loan is set forth in their respective commitment letters delivered to the Company. In addition, the Company will issue to the Lender (in proportion to the principal amount of the Bridge Loan funded) warrants to purchase 3.0% of the fully diluted common stock of the Company (including common stock issued in the acquisition of certain assets from CommcoCCC, Inc. (the "CommcoCCC Acquisition") and the IPO and currently exercisable options, warrants and conversion rights calculated based on the treasury method) at a nominal exercise price (the "Initial Warrants"). Half of such Initial Warrants shall be issuable upon the earlier to occur of (a) the closing date of the Minimum IPO and (b) March 31, 1997, with the balance issuable upon the first date any of the Notes are first issued.

          The proceeds of the Bridge Loan shall be used for general corporate purposes and to facilitate the IPO. The principal terms of the Bridge Loan are summarized in the Term Sheet.

          This letter is not intended to be, nor shall it be construed as, an attempt to define or set forth all of the terms and conditions of the Transaction. Rather, it is intended only as a statement of the principal terms of the basic business understanding, around which the legal documentation is to be structured. Further negotiations within the general parameters of these principal terms shall not be precluded by the issuance of this letter or its acceptance by you. This letter agreement is a binding agreement between the parties with respect to such principal terms.

          Unless the Lender's commitment hereunder shall have been terminated pursuant to Section 6 and subject to participations which may be made available pursuant to Section 7, the Lender shall have the exclusive right to provide the Bridge Loan or other bridge or interim senior secured debt financing required in connection with the Transaction.

          The Lender has reviewed certain historical and pro forma financial statements of the Company and has met with you and with the management of the Company and is pleased to advise you that the results of the Lender's investigations to date are satisfactory.

          You hereby represent and covenant that based on your review and analysis, to the best of your knowledge (a) all information other than Projections (as defined below), which has been or is hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Information") has been reviewed and analyzed by you in connection with the performance of your own due diligence and is, or in the case of Information made available after the date hereof will be, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances under which such statements were or are made, not misleading and (b) all financial projections (after giving pro forma effect to the Transaction and all other transactions referred to in the IPO) that have been or are hereafter made available to the Lender by you or your representatives, advisors or affiliates in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time until the Closing Date so that the representation and warranty made in the preceding sentence is correct on the Closing Date. In arranging and syndicating the Bridge Loan, CIBC will be using and relying on the Information and the Projections without independent verification thereof. In addition, the Lender does not intend to conduct any appraisal of the current or prospective assets of the Company. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed and thereafter the disclosure representations contained herein shall be terminated and be of no further force and effect.

          Section 2. Financing Documentation. The making of the Bridge Loan and the granting of the security interests required thereby will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lender and you. This commitment letter and the Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, indemnities, events of default and remedies provisions as shall be reasonably satisfactory to the Lender and you. At the request of the Company, but subject to the receipt by the Lender of reasonable assurances from the Company as to the reimbursement of its expenses as set forth in Section 5 hereof, the Lender will make reasonable commercial efforts to execute Financing Documentation simultaneously with the consummation of the Minimum IPO.

          Section 3. Conditions. The obligation of the Lender under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of conditions precedent typical in the context of a loan such as the Bridge Loan, including the following:

          (a) Financing Documentation. The Company and the Lender shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby, on terms and in form and substance reasonably satisfactory to the Lender. Upon such execution and the making of all required filings and to the extent permitted by FCC and other applicable governmental regulations, the Lender shall have a valid and effective first priority security interest in all of the Company's assets, whether now owned or hereafter acquired except for certain equipment liens and purchase money liens.

          (b) IPO. On or prior to the Closing Date, the Company shall have consummated the Minimum IPO.

          (c) No Adverse Change or Development, Etc. (i) Since the date hereof, nothing shall have occurred which could reasonably be likely to have a material adverse effect on the rights or remedies of the Lender, or on the ability of the Company and its subsidiaries to perform their respective obligations to the Lender; (ii) there shall not have been, in the sole judgment of the Lender, any material adverse change in the business, condition (financial or other), results of operations, operations, property, assets or liabilities of the Company and its subsidiaries, taken as a whole; (iii) trading in securities generally on the Toronto, New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (iv) a banking moratorium shall not have been declared by New York, United States or Canadian authorities; and (v) there shall not have been (A) a material outbreak or escalation of hostilities between the United States or Canada and any foreign power, or (B) a material outbreak or escalation of any other insurrection or armed conflict involving the United States, Canada or any other national or international calamity or emergency, or (C) any material adverse change in the financial markets of the United States or Canada or (D) any fire, flood, earthquake, strike, civil disturbance or act of God which, in each case, in the reasonable judgement of the Lender, makes it impracticable or inadvisable to proceed with the consummation of the Transaction or the Bridge Loan or any of the other transactions contemplated hereby or that would materially effect the ability to sell or syndicate the Bridge Loan or sell or place the Notes, in each case, on the terms contemplated hereby.

          (d) No Defaults. Consummation of the Transaction (including the funding of the Bridge Loan) will not cause or result in any breach or default (including any event, which, with notice or lapse of time or both would be a breach or a default) or trigger any repurchase requirements under any of the terms or provisions of any of the instruments governing the existing indebtedness of the Company or any of its subsidiaries to remain outstanding after the consummation of the Transaction.

          (e) Capital Structure. The consolidated capital structure of the Company, after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein.

          (f) Solvency Certificate. As of the Closing Date, the Lender shall have received a solvency certificate from the Company's chief financial officer, and in form and substance, reasonably satisfactory to the Lender, setting forth the conclusion that, after giving effect to the Transaction, the Company and its subsidiaries taken as a whole are not insolvent and will not be rendered insolvent by the Transaction and will not be left with unreasonably small capital with which to engage in their business and will not have incurred debts beyond its ability to pay such debts as they mature.

          (g) Applicable Law. The Lender and its counsel shall be reasonably satisfied that the consummation of the Transaction shall be in compliance with all applicable statutes, laws, rules and regulations of all applicable governmental and regulatory agencies and authorities. There shall not have occurred after the date hereof any change in law, rule or regulation which would prohibit or impose conditions upon the Lender's ability to provide the Bridge Loan or the commitment hereunder which are materially adverse to the Lender or would result in or require any material adverse change to the net capital of the Lender. There shall not exist any judgment, order, injunction or other restraint prohibiting or imposing conditions upon consummation of any portion of the Transaction which are materially adverse to the Lender or the Company and its subsidiaries taken as a whole.

          (h) Financial Statements. The Lender shall be satisfied that audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended (the "Act"), of the Company, and each guarantor of the Bridge Loan (in a form no more detailed or comprehensive than the financial statements in the form included in the final Registration Statement declared effective under the Act with respect to the IPO) are available as of the Closing Date (if required) or will be available no later than a date which would permit the commencement of the marketing efforts of any securities, the proceeds of which are to be used to retire the Bridge Loan, no later than thirty days following the Closing Date.

          (i) Fees. The Company shall have paid all fees that are due to the Lender at or prior to the funding of the Bridge Loan.

          (j) Litigation. Except as disclosed in publicly available documents filed by the Company with the Securities and Exchange Commission prior to the date hereof under the Securities Exchange Act of 1934, as amended, no litigation or similar proceeding (governmental or other) shall exist or be threatened with respect to or affecting (i) the Company, any of its subsidiaries, or the Transaction, which is reasonably likely to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (ii) the Financing Documentation or the making of the Bridge Loan.

          (k) Voting Trust. The Company will cause to be executed a voting trust and irrevocable proxy agreement in form and substance satisfactory to the Lender with respect to the Company's voting securities held by certain principal holders.

          (l) Notice. The Company shall have delivered written notice to the Lender setting forth the anticipated funding date, which shall not be less than two weeks from the date of such notice.

          Section 4. Indemnification and Contribution. You agree to indemnify CIBC and each of its affiliates, any Syndication Parties and each person in control of CIBC or any of the Syndication Parties and each of its or their affiliates and the respective officers, directors, employees, agents and representatives of CIBC, its affiliates, the Syndication Parties and their respective control persons, as provided in the Indemnity Letter dated the date hereof (the "Indemnity Letter") and attached hereto; provided that upon execution of the Financing Documentation, the Indemnity Letter shall be terminated and of no further force and effect, it being understood that the Financing Documentation will contain indemnification provisions relating to the matters and periods of time covered in the Indemnity Letter.

          Section 5. Structuring and Commitment Fees and Expenses. The Company shall pay the Lender a cash commitment fee of 2.0% of the aggregate principal amount of the Notes committed to be purchased. Half of such commitment fee shall be payable on the earlier to occur of (a) the closing date of the Minimum IPO and (b) March 31, 1997, with the balance payable upon the first date any of the Notes are first issued. In addition to any fees that may be payable to the Lender hereunder and regardless of whether any of the transactions contemplated by this letter agreement are consummated, this letter agreement is terminated, the Bridge Loan is made available or the Financing Documentation is executed and delivered, you hereby agree to reimburse the Lender for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lender's special counsel, and all of the

Lender's travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lender's commitment hereunder. The Company will also pay WGSC (as hereinafter defined) a structuring fee as set forth in the engagement letter between the Company and WGSC dated October 4, 1996.

          Section 6. Termination. The Lender's commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier to occur of (A) the closing date of the Minimum IPO; and (B) March 31, 1997 if the Bridge Loan has not been funded. Notwithstanding the foregoing, the Lender agrees to extend its commitment to provide the Bridge Loan, upon notice from the Company and in the Company's sole discretion until the earlier of (a) 90 days following the closing date of the Minimum IPO or (b) March 31, 1997 (the "Extended Commitment Option"). Upon exercise of the Extended Commitment Option, the Company shall immediately issue one-half of the Initial Warrants which shall reduce the aggregate number of Initial Warrants issuable upon funding of the Bridge Loan on the Closing Date. No such termination of any such commitment shall affect your obligations under Sections 4 and 5 hereof or this Section 6, which shall survive any such termination.

          Section 7. Assignment; Qualified Institutional Buyers. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lender, to an affiliate of the Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 7); provided, however, that CIBC shall have the right, in its sole discretion to syndicate the Bridge Loan among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan, the Notes, the Initial Warrants and any additional warrants. CIBC agrees to act as arranger, documentation agent, administrative agent and collateral agent for the Bridge Loan unless removed from such positions pursuant to the terms of the

Financing Documentation or unless prohibited from acting as such by any applicable statute, law, rule or regulation. CIBC represents that it is a "Qualified Institutional Buyer" as defined in Rule 144A of the Securities Act of 1933, as amended, and that any Syndication Party described above will also be a "Qualified Institutional Buyer" or an "institutional accredited investor", provided that the number of investors who are not Qualified Institutional Buyers shall not exceed three.

          Section 8. Reliance by Underwriters. The parties acknowledge that the underwriters for the IPO are relying on this letter agreement, including without limitation the fact that, subject to its terms and conditions, this letter constitutes a binding commitment with respect to its principal terms and that CIBC and any Syndication Party will be Qualified Institutional Buyers or institutional accredited investors.

          Section 9. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS. This letter (including the provisions of the Indemnity Letter specifically incorporated herein) embodies the entire agreement and understanding between you and the Lender and supersedes all prior agreements and understandings relating to the subject matter hereof. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

          The Lender reserves the right to employ the services of its affiliates (including CIBC Wood Gundy Securities Corp. ("WGSC")) in providing services contemplated by this letter and to allocate, in whole or in part, to WGSC certain fees payable to the Lender in such manner as the Lender and WGSC may agree in their sole discretion. You acknowledge that the Lender may share (without duplication) with any of its affiliates (including WGSC) and such affiliates may share with the Lender (in each case, subject to any confidentiality agreements applicable thereto), any information related to you or your affiliates or their respective subsidiaries (including information relating to creditworthiness) or the Transaction.

          If you are in agreement with the foregoing, please sign and return to the Lender at 425 Lexington Avenue, New York, New York 10017, the enclosed copy of this letter no later than 5:00 p.m., New York time, on October 15, 1996, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

                                Very truly yours,

                                CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.


                                By:/s/ Jay R. Bloom
                                   -------------------------------------
                                   Name:  Jay R. Bloom
                                   Title: Member
                                Principal Amount of Bridge Loan
                                committed to be purchased:  $20 Million

Accepted and Agreed to as of
the date first above written:

ADVANCED RADIO TELECOM CORP.
(currently ADVANCED RADIO
TECHNOLOGIES CORPORATION)


By: /s/ Thomas A. Grina
    ------------------------------
    Name:  Thomas A. Grina
    Title: EVP

                                                                       EXHIBIT A

                              Bridge Loan Facility
                               Summary Term Sheet*


Borrower:                           Advanced Radio Telecom Corp. (currently
                                    Advanced Radio Technologies Corporation)
                                    (the "Borrower").

Guarantors:                         Each domestic subsidiary of Borrower will
                                    guarantee the Bridge Loan on a senior
                                    secured basis.

Lenders:                            CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.
                                    ("CIBC") and other financial institutions designated by CIBC.

Arranger, Documentation
  Agent, Administrative
  Agent and Collateral
  Agent:                            CIBC or one of its affiliates.

Amount: $50 million aggregate principal amount. (The "Notes" and the "Bridge Loan").

Maturity:                           The commitment shall automatically expire on
                                    (a) March 31, 1997 if the Bridge Loan has not been made or (b) the closing date of the Minimum IPO. Notwithstanding the foregoing, the Lender agrees to extend its commitment to provide the Bridge Loan, upon notice from the Company

--------
* Capitalized terms used herein and not defined herein shall have the meanings provided in the bridge loan commitment letter to which this summary term sheet is attached.

                                    and in the Company's sole discretion, until the earlier of (a) 90 days following the closing date of the Minimum IPO or (b) March 31, 1997 (the "Extended Commitment Option"). Any outstanding amount under the Bridge Loan will be required to be repaid in full on the earlier of (x) two years following the Closing Date and (y) the closing date of any permanent bank, debt or equity financing.

Commitment Fee:                     2.0% of the aggregate principal amount of
                                    the Notes evidencing the Bridge Loan
                                    committed to be purchased. Half of such
                                    commitment fee shall be payable on the
                                    earlier to occur of (a) the closing date of the Minimum IPO and (b) March 31, 1997,with the balance payable upon the date any of the Notes with respect to the Bridge Loan are first issued.

Security:                           The Bridge Loan will be secured (to the
                                    extent permitted by FCC and other applicable governmental regulations) by a first priority security interest in all assets of the Company (whether owned on the Funding
                                    Date or thereafter acquired), including a pledge of the Company's capital stock in all of its domestic subsidiaries, except for certain equipment liens and purchase money liens.

Issuance of Initial
  Warrants to Lender:               See description of Warrants below.

Use of Proceeds:                    For general corporate purposes.

Funding Date:                       Simultaneous with the Closing Date (the
                                    "Funding Date").

Interest Rate:                      12.50% per annum, payable quarterly in
                                    additional Notes. The interest rate shall increase by 0.50% for each period of three months that the Notes are outstanding or commencing upon the Minimum IPO closing date if the Extended Commitment Option is exercised.

Ranking: The obligations of the Borrower and each of the Guarantors under the Bridge Loan will be senior secured obligations of the Borrower and such Guarantors.

Optional Prepayment:                The Borrower may prepay the Bridge Loan, in
                                    whole or in part, at any time at a
                                    redemption price equal to 100% of the
                                    principal amount thereof plus accrued
                                    interest thereon.

Mandatory Redemption
Prior to Maturity:                  None.

Mandatory Prepayment:               Net cash proceeds to the Company or its
                                    subsidiaries from bank financings or the sale of assets, debt securities (excluding vendor financing and indebtedness assumed pursuant to permitted acquisitions) or equity securities (excluding the

                                    Minimum IPO and equity securities issued pursuant to permitted acquisitions and the Company's current stock option plan), in a public offering or private placement by the Company or its subsidiaries, shall be used to prepay the Bridge Loan plus accrued and unpaid interest and any other amount payable thereunder to the full extent of net proceeds so received. The Borrower will be required to make an offer to purchase all Notes outstanding under the Bridge Loan, as the case may be, upon the occurrence of a Change of Control (to be defined) at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.

Participation/Assignment
  or Syndication:                   CIBC and each other Lender, if any, may,
                                    with the consent of CIBC, participate out or sell or assign, or syndicate to other lenders, the Bridge Loan, in whole or in part, at any time, subject to compliance with applicable securities laws. Management of the Company will cooperate to the fullest extent possible (including, without limitation, participation in road show presentations and investor meetings) in any such syndication efforts.

Covenants:                          The Financing Documentation will contain
                                    customary affirmative and
                                    negative covenants, including, without
                                    limitation, prohibitions on the ability of the Borrower and its subsidiaries to incur additional indebtedness (subject to limited exceptions), prohibitions on the ability of the Borrower to pay certain dividends and make certain other restricted payments and investments (subject to limited exceptions), restrictions on the ability of the Borrower's subsidiaries to pay dividends or make certain payments to the Borrower, create liens, enter into transactions with affiliates, merge, consolidate or transfer substantially all of their respective assets and restrictions on the ability of the Borrower and its subsidiaries to utilize proceeds from asset sales for purposes other than related business investments.

Modifications and                   The consent of holders of a majority in
  Amendments:                       outstanding aggregate principal amount of
                                    the Bridge Loans will be required with
                                    respect to amendments which do not affect the payments terms or relative ranking of the Bridge Loans.

Representations and
  Warranties:                       Customary for transactions of this type.

Conditions Precedent:               Customary for transactions of this type.

Events of Default:                  Customary for transactions of this type,
                                    including, without limitation, payment
                                    defaults, covenant defaults, bankruptcy and insolvency, judgments, cross acceleration of and failure to pay at final maturity other indebtedness aggregating $1 million or more, defaults under the collateral documents or the failure to maintain an effective first prior security interest in the collateral.

Governing Law and Forum:            The State of New York

Indemnification and
  Expense Reimbursement:            Customary for transactions of this type.

Warrants

Initial Warrants:                   The Borrower will issue warrants for 3.0% of
                                    the fully diluted common stock of the
                                    Company at the time of issuance (including common stock issued in the CommcoCCC
                                    Acquisition and the Minimum IPO with
                                    presently exercisable options, warrants and conversion rights calculated based on the treasury method) at a nominal exercise price
                                    (the "Initial Warrants"). Half of such
                                    Initial Warrants shall be issuable upon the earlier to occur of (a) the closing date of the Minimum IPO and (b) March 31, 1997, with the balance issuable upon the first date any of the Notes are first issued.

Issuance of

  Additional Warrants:              For each period of six months that the Notes
                                    remain outstanding (commencing upon the
                                    Minimum IPO closing date if the Extended
                                    Commitment Option is exercised), the Company shall issue to the Lender warrants to purchase an additional 3.0% of the fully-diluted common stock of the Company at a nominal exercise price (the "Additional
                                    Warrants"). Following the first six month period, such Additional Warrants shall be issued on a pro rata basis to the repayment date of the Notes representing the Bridge
                                    Loan.

IPO Price Adjustment:               For every $2.75 that the Minimum IPO price
                                    is below $16.50 per share, the Initial
                                    Warrants and Additional Warrants issuable shall increase by 0.5% of the fully-diluted common stock of the Company. For every $2.75 that the Minimum IPO price is above $16.50 per share, up to and including $22.00 per share, the Initial Warrants and Additional
                                    Warrants issuable shall decrease by 0.5% of the fully-diluted common stock of the Company. Following the first full adjustment of $2.75, such adjustment shall be made on a pro rata basis based upon the actual Minimum
                                    IPO price per share.

Term of Warrants:                   The Initial Warrants and the Additional
                                    Warrants will be exercisable for common
                                    stock of the Company for a period of 10
                                    years.

                                    Initial Warrants and Additional Warrants will first become exercisable six months after the closing date of the Minimum IPO (or such longer period, not to exceed twelve months after the Closing Date of the Minimum IPO, as may be agreed among counsel to the Lender, the prospective underwriters and the Company as sufficient to comply with applicable federal securities laws).

Anti-dilution Protection:           The Initial Warrants and the Additional
                                    Warrants will be subject to standard
                                    anti-dilution protection (i.e., stock
                                    dividends, splits and reclassifications, below market issuances of securities and assets).

Registration Rights:                The Notes, the Initial Warrants, any
                                    Additional Warrants and the common stock issuable upon exercise of the Initial
                                    Warrants and any Additional Warrants shall be entitled to certain demand and piggyback registration rights by joining the Company's master registration rights agreement.

                                                                October 15, 1996

Advanced Radio Telecom Corp.
(currently Advanced Radio Technologies Corporation)
500 108th Avenue, N.E.,
Suite 2600
Bellevue, Washington  98004

CIBC WG ARGOSY MERCHANT FUND 2 L.L.C.
425 Lexington Avenue - 3rd Floor
New York, New York  10017


Gentlemen:

          This letter will confirm our commitment to purchase the securities (the "Securities") set forth below of Advanced Radio Telecom Corp. (currently Advanced Radio Technologies Corporation) (the "Company"). The Securities and terms of our commitment shall be in accordance with the terms set forth in the commitment letter and the related term sheets attached hereto as Exhibit A (the "Commitment Letter"). We understand that the commitments are being sought to facilitate the Company's initial public offering of common stock ("IPO") and to provide prospective underwriters with assurance as to the general availability of funds to the Company for its ongoing operations.


          Securities                    Committed Amount
          ----------                    ----------------

          Senior Secured
            Bridge Notes                $


          Our commitment to purchase Securities is subject to the preparation, execution and delivery of financing documentation satisfactory to us and our special counsel, which documentation will reflect the terms and conditions set forth in the Commitment

Letter and contain representations, warranties, covenants and other terms and provisions as are customary in transactions of this type.

          We understand that our special counsel for this transaction will be Cahill Gordon & Reindel, whose fees and expenses will be borne by the Company.

          On the business day following the execution of the Commitment Letter by CIBC WG Merchant Fund 2 L.L.C. ("CIBC") and the other parties (including ourselves) to which CIBC has syndicated a portion of the commitment to purchase the Securities with respect to an aggregate of $50 million aggregate borrowing availability under a senior secured bridge loan to be evidenced by the Securities, you will be required to pay to the undersigned a commitment fee equal to 2% of the aggregate principal amount of the Securities committed to be purchased by us hereunder. Half of such commitment fee shall be payable on the closing date of the IPO with the balance payable upon the first date on which any of the Securities are first issued. The principal amount of Securities committed to be purchased by us hereunder may be reduced by you such that the aggregate commitments to purchase Securities do not exceed the amounts set forth in this paragraph and, in such event, our commitment fee shall be proportionately reduced.

          We are [_____] a "Qualified Institutional Buyer" as defined in Rule 144A of the Securities Act of 1933, as amended or [_____ ] an "institutional accredited investor."

          This commitment shall expire in accordance with the terms of the Commitment Letter.

          You agree to notify us as to the date the definitive financing documentation must be executed. If by such date the definitive financing documentation with respect to a majority in principal amount of the Securities which we have committed to purchase have been executed and delivered by other investors but we have not executed and delivered identical definitive financing documentation which has been received by us at least one business day prior to such date, you may terminate our obligations under this commitment, in which case we will promptly refund to you any commitment fees previously paid to us pursuant to this commitment which will be refunded to the Company or provided to other prospective investors, in your discretion.

          We understand that we will be indemnified by the Company as provided in a separate agreement, the form of which is attached as Exhibit B.

                                          Very truly yours,


                                          ________________________________
                                          Name of Investor


                                          ________________________________
                                          Name

Accepted as of the date
first above written:

ADVANCED RADIO TELECOM CORP.
(currently ADVANCED RADIO
TECHNOLOGIES CORPORATION)


By: ______________________________
    Name:
    Title:


CIBC WG Merchant Fund 2, L.L.C.


By: ______________________________
    Name:
    Title:

                                                              [Indemnity Letter]

                     CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.
                              425 Lexington Avenue
                                    3rd Floor
                            New York, New York 10017

                                                                October 15, 1996


Advanced Radio Telecom Corp.
(currently Advanced Radio Technologies Corporation)
500 108th Avenue, N.E.,
Suite 2600
Bellevue, Washington  98004

Attention:  Thomas A. Grina,
            Executive Vice President and
            Chief Financial Officer


            Re:  Advanced Radio Telecom Corp.
                 (currently Advanced Radio
                 Technologies Corporation)


Ladies and Gentlemen:

          In connection with our commitment letter dated the date hereof (the "Agreement"):

          You hereby agree to indemnify and hold harmless us, our affiliates, any persons to whom we may syndicate a portion of our commitment as permitted by
Section 7 of the Agreement ("Syndication Parties") and our and their respective directors, officers, partners, agents, employees, representatives and control persons (collectively, the "Indemnified Persons") from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of counsel) which (i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by you or (B) actions taken or omitted to be taken by an Indemnified Person with your consent or in conformity with your actions or omissions or (ii) are otherwise related to or arise out of or in connection with, in each case, the proposed transactions giving rise to or contemplated by the Agreement, including modifications or future additions to the Agreement, or execution of letter agreements or other related activities, and to promptly reimburse us and any other Indemnified Person for all expenses (including reasonable fees and disbursements of counsel) as incurred by us or any such Indemnified Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which we or any other Indemnified Person is a party. You will not, however, be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Person pursuant to clause (ii) of the preceding sentence to the extent same have resulted from the gross negligence, bad faith or recklessness of such Indemnified Person. You also agree that if any indemnification sought by an Indemnified Person pursuant to the Agreement is for any reason held by a court to be unavailable, then (whether or not we are the Indemnified Person) you and we will contribute to the losses, claims, liabilities, damages and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by you on the one hand and by us on the other hand from the actual or proposed transactions giving rise to or contemplated by the Agreement, and also the relative fault of you, on the one hand, and of us and the Indemnified Person, on the other, subject to the limitation that in any event our aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of fees actually received by us from you pursuant to the proposed transactions giving rise to the Agreement. For purposes of determining the relative benefits to you on the one hand, and us on the other hand under the proposed transactions giving rise to or contemplated by the Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid by you pursuant to the transactions, whether or not consummated, for which we are providing services as provided in the Agreement bears to (ii) the fees paid or proposed to be paid by you or on your behalf to us in connection with the proposed transactions giving rise to or contemplated by the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Your indemnity, reimbursement and contribution obligations under this agreement shall be in addition to any rights that we or any other Indemnified Person may have at common law or otherwise.

          If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall notify you with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify you shall not relieve you from your obligations hereunder (except to the extent that you are materially prejudiced by such failure to promptly notify). You shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) you have failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exists actual or potential conflicting interests between you and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to you; provided, however, that you shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with you and any counsel designated by you.

          You further agree that you will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. You further agree that neither we nor any of the Syndication Parties, nor any of our affiliates, nor any of our or their respective directors, officers, partners, agents, employees, representatives or control persons of us, any of our affiliates or any of the Syndication Parties shall have any liability to you arising out of or in connection with the proposed transactions giving rise to or contemplated by the Agreement except for such liability for losses, claims, damages, liabilities, or expenses to the extent they have resulted from our or their gross negligence, bad faith or recklessness. You hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to the Agreement is brought against us or any other Indemnified Person. This agreement may not be amended or modified except in writing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THE AGREEMENT IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

          These provisions shall remain in full force and effect following the expiration or termination of the Agreement. The provisions hereof shall inure to the benefit of and be binding upon our successors and assigns, and the successors and assigns of each other Indemnified Person.

                              Very truly yours,

                              CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.


                              By:/s/ Jay R. Bloom
                                 -----------------------------------
                                     Name:  Jay R. Bloom
                                     Title: Member

Agreed to and accepted as of
the date first written above:


ADVANCED RADIO TELECOM CORP.
(currently ADVANCED RADIO
TECHNOLOGIES CORPORATION)


By: /s/ Thomas A. Grina
    ------------------------------
    Name:  Thomas A. Grina
    Title: EVP